Exhibit 99.1


-PRESS RELEASE-

January 20, 2004                                              W. H. Hardman, Jr.
Greenville, South Carolina                                    (864) 255-4127

                    DELTA WOODSIDE INDUSTRIES, INC. ANNOUNCES
                       SECOND QUARTER FISCAL 2004 RESULTS

         Delta Woodside Industries, Inc. (NYSE-DLW) reported net sales of $48.5 million for the quarter ended December 27, 2003, an increase of 35.3% when compared to net sales of $35.9 million for the quarter ended December 28, 2002. The increase over the prior year quarter was the result of increased unit sales partially offset by a 2.3% decline in average sales price. For the six months ended December 27, 2003, the Company reported net sales of $91.1 million as compared to net sales of $82.0 million for the previous year six months ended December 28, 2002. The increase was the result of an increase in unit sales partially offset by a 1.0% decline in average sales price. Unit sales increased because customer demand improved, primarily as a result of stronger retail sales coupled with improved demand for military fabrics. Product mix changes accounted for the decline in average sales price.

         The Company reported an operating profit of $1.9 million for the quarter ended December 27, 2003 compared to an operating profit of $1.2 million in the prior year quarter. For the six months ended December 27, 2003 the Company reported an operating loss of $78,000 compared to an operating profit of $4.3 million for the six months ended December 28, 2002. The Company reported net income of $0.7 million or $0.11 per common share for the quarter ended December 27, 2003 compared to net income of $0.3 million or $0.05 per common share for the quarter ended December 28, 2002. For the six months ended December 27, 2003, the Company reported a net loss of $2.5 million or $0.42 per common share as compared to net income of $1.7 million and $0.29 per common share for the previous year's six months ended December 28, 2002. The improvement in operating profit in the current year quarter was impacted by improved manufacturing costs absorbed due to increased running schedules and a gain on disposal of equipment reflected in other operating income, partially offset by deteriorating margins on commodity products due to continued pressure from imports coupled with over capacity of domestic textile production. The operating loss for the current year six month period resulted principally from unabsorbed manufacturing costs associated with reduced running schedules brought on by reduced customer demand in the first quarter. Increased employee benefit costs in the first quarter also contributed to the operating loss.

         For the current quarter and six months ended December 27, 2003 the Company recorded tax expense of $35,000. For the prior year quarter and six months ended December 28, 2002, the Company recorded a tax expense of $0.2 million and $1.1 million, respectively.

         On January 16, 2004, based on the recommendation of Delta Woodside's Compensation Committee, the Board (with Mr. Garrett abstaining) approved an amendment of the Company's deferred compensation plan. The amendment is contingent on receiving the requisite consent of the Company's revolving credit agreement lender. Based on conversations with the revolving credit lender, the Company believes that this consent will be obtained. The deferred compensation

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plan amendment provides that each participant's  deferred  compensation  account will be paid to the participant upon the earlier of the participant's termination of employment or in accordance with a schedule of payment that will pay approximately 40%, 30%, 20% and 10% of the participant's current account on February 15 of 2004, 2005, 2006 and 2007, respectively. Any such February 15 payment will be conditioned on there being no default under the Delta Mills Senior Note Indenture or the Company's revolving credit facility and on compliance with the fixed charge coverage ratio test in the Senior Note Indenture. The Compensation Committee and the Board adopted this amendment as a measure to retain key employees who, in light of the general difficulties in the textile industry, have expressed a desire to diversify their retirement assets. As of December 31, 2003, the Company's aggregate deferred compensation liability was approximately $8 million. Of this amount, approximately $1,949,000, $463,000 and $131,000 were for the account of William F. Garrett, CEO, William H. Hardman, Jr., CFO, and Donald C. Walker, Controller, respectively.

         As a result of this amendment to the deferred compensation plan, approximately $3.7 million, which represents the first February 15 payment, plus distributions anticipated to occur in the next twelve months due to participant retirements, has been reclassified on the balance sheet at December 27, 2003 from deferred compensation to accrued employee compensation in current liabilities. The Company estimates that this amendment will result in interest savings of $1.1 million over the next four years and approximately $5.1 million over the term of the original plan.

         As previously announced, the Company received notification from the New York Stock Exchange (NYSE) on November 3, 2003 that the Company was below the continued listing standard that provides that a listed company's average market capitalization cannot be less than $15 million over a consecutive 30 trading day period. The Company's plan for restoring compliance with the $15 million market capitalization criterion was submitted to the NYSE on December 2, 2003. As a result of its review, the NYSE's Compliance Committee has informed the Company that if the Company restores its absolute and 30 trading day average market capitalization to the required $15 million level by March 31, 2004 (and the 30-day average market capitalization does not fall below $7.5 million before such date), NYSE will refrain from initiating suspension and delisting procedures against the Company subject to the Company staying in compliance with the NYSE's continued listing criteria over a monitoring period lasting until May 2005. The Company currently expects to return to compliance with the continued listing criteria by March 31, 2004 and remain in compliance during the monitoring period; however, there can be no assurance to this effect. Since January 9, 2004, the Company's market capitalization has been in excess of $15 million.

         At the end of the quarter ended December 27, 2003 the Company's operating subsidiary Delta Mills, Inc. was in compliance with the financial covenants of its $50 million revolving credit agreement with GMAC.

         W.F. Garrett, President and CEO, commented, "While I and the management team are pleased with the second quarter results, everyone involved recognizes we are still in a volatile textile environment. We understand that within the next twelve months we will be faced with greater competition. We believe we are

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prepared  for this  challenge,  and also  recognize  that every  quarter for the foreseeable future will remain a challenge."

         The preceding discussion contains certain "forward-looking statements". These are based on the Company's expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States and international trade regulations, including without limitation the expected end of quotas on textile and apparel products among World Trade Organization (WTO) member states in 2005, and the discovery of unknown conditions (such as with respect to environmental matters and similar items). Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

         The Company does not undertake to publicly update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

         Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells textile products for the apparel industry. The Company, which employs approximately 1,600 people, operates five plants located in South Carolina.
                                       ###





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

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands)
                                                   December 27, 2003    June 28, 2003
                                                   -----------------    -------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                        $            776     $        781
  Accounts receivable:
     Factor and other                                        38,506           44,628
     Less allowances for returns                                 19              180
                                                   -----------------    -------------
                                                             38,487           44,448
  Inventories
     Finished goods                                           8,538            7,711
     Work in process                                         22,812           25,765
     Raw materials and supplies                               8,864           10,659
                                                   -----------------    -------------
                                                             40,214           44,135

  Deferred income taxes                                         655              955
  Other assets                                                  399              519
                                                   -----------------    -------------
                    TOTAL CURRENT ASSETS                     80,531           90,838

ASSETS HELD FOR SALE                                          3,911            3,948

PROPERTY, PLANT AND EQUIPMENT, at cost                      160,089          157,400
     Less accumulated depreciation                           94,964           90,619
                                                   -----------------    -------------
                                                             65,125           66,781

DEFERRED LOAN COSTS AND OTHER ASSETS                            448              503

                                                   -----------------    -------------
                                                   $        150,015     $    162,070
                                                   =================    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Trade accounts payable                           $         10,245     $     14,217
  Revolver                                                   19,487           24,856
  Accrued employee compensation                               4,738            1,414
  Accrued and sundry liabilities                             10,110           10,303
                                                   -----------------    -------------
                    TOTAL CURRENT LIABILITIES                44,580           50,790
LONG-TERM DEBT                                               31,941           31,941
DEFERRED COMPENSATION                                         4,345            7,578
NON-CURRENT DEFERRED INCOME TAXES                               655              955
SHAREHOLDERS' EQUITY
  Common Stock -- par value $.01 a share -- authorized
50,000,000 shares, issued and outstanding 5,893,000 shares
at December 27, 2003 and 5,862,000 at June 28, 2003              59               59

  Additional paid-in capital                                 87,038           86,869
  Accumulated deficit                                       (18,603)         (16,122)
                                                   -----------------    -------------
                                                             68,494           70,806
COMMITMENTS AND CONTINGENCIES
                                                   -----------------    -------------
                                                   $        150,015     $    162,070
                                                   =================    =============






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

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands, except per share data)


                                                    3 Mths Ended      3 Mths Ended      6 Mths Ended     6 Mths Ended
                                                    December 27,      December 28,      December 27,     December 28,
                                                        2003              2002              2003             2002
                                                   ---------------- ----------------- ----------------- ----------------

Net sales                                          $        48,500  $         35,853  $         91,081  $        82,032

Cost of goods sold                                          44,087            32,168            86,049           72,802
                                                   ---------------- ----------------- ----------------- ----------------
Gross profit                                                 4,413             3,685             5,032            9,230
Selling, general and administrative expenses                 2,968             2,556             5,811            5,461
Other income                                                   411                23               701              488
                                                   ---------------- ----------------- ----------------- ----------------
  OPERATING PROFIT (LOSS)                                    1,856             1,152               (78)           4,257
Other (expense) income:
  Interest expense                                          (1,161)           (1,240)           (2,368)          (2,771)
  Gain on extinguishment of debt                                                 565                              1,303
                                                   ---------------- ----------------- ----------------- ----------------
                                                            (1,161)             (675)           (2,368)          (1,468)
                                                   ---------------- ----------------- ----------------- ----------------

INCOME (LOSS) BEFORE INCOME TAXES                              695               477            (2,446)           2,789
Income tax expense                                              35               184                35            1,074
                                                   ---------------- ----------------- ----------------- ----------------

NET INCOME (LOSS)                                  $           660  $            293  $         (2,481) $         1,715
                                                   ================ ================= ================= ================

Basic and diluted earnings (loss) per share        $          0.11  $           0.05  $          (0.42) $          0.29
                                                   ================ ================= ================= ================

Weighted average shares outstanding                          5,892             5,862             5,892            5,861
                                                   ================ ================= ================= ================


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

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
Delta Woodside Industries Inc.
(In Thousands)
                                                      6 Mths Ended                 6 Mths Ended
                                                   December 27, 2003             December 28, 2002
                                                 -----------------------      ------------------------

OPERATING ACTIVITIES
  Net income (loss)                              $        (2,481)                $         1,715
  Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
     Depreciation                                          4,396                            4,578
     Amortization                                             55                               68
     Gain on early retirement of debt                                                      (1,303)
     Gains on disposition of property
        and equipment                                       (253)                            (433)
     Change in deferred income taxes                                                          664
     Deferred compensation                                   418                              (86)
     Changes in operating assets and liabilities           5,626                            7,020
                                                 ----------------                 ----------------

           NET CASH PROVIDED BY
                    OPERATING ACTIVITIES                   7,761                           12,223
                                                 ----------------                 ----------------

INVESTING ACTIVITIES
  Property, plant and equipment:
     Purchases                                            (2,795)                          (3,302)
     Proceeds of dispositions                                424                              775
                                                 ----------------                 ----------------
           NET CASH USED IN
                    INVESTING ACTIVITIES                  (2,371)                          (2,527)
                                                 ----------------                 ----------------


FINANCING ACTIVITIES
  Proceeds from revolving lines of credit                 91,571                           88,752
  Repayments on revolving lines of credit                (96,940)                         (96,180)
  Repurchase and retirement of long term debt                                              (1,778)
  Repurchase common stock                                    (26)                             (24)
                                                 ----------------                 ----------------
           NET CASH USED IN
                    FINANCING ACTIVITIES                   (5,395)                         (9,230)
                                                 ----------------                 ----------------

INCREASE (DECREASE) IN CASH
                    AND CASH EQUIVALENTS                      (5)                             466


Cash and cash equivalents at beginning of period             781                              314
                                                 ----------------                 ----------------

             CASH AND CASH EQUIVALENTS
                    AT END OF PERIOD             $           776                  $           780
                                                 ================                 ================
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